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EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm
The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the incorporation by reference in the registration statements Nos. 333-200316, 333-196688, 333-191699, 333-190539, 333-188627, 333-177644, 333-175046, 333-177644, 333-150340, 333-141429, 333-130409, 333-114476, 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-194769, 333-178128, 333-164320, 333-125203, 333-144147, 333-144139, 333-88665, 333-68911, 333-69041, 333-11611 and 333-11609 on Form S-8 of Wave Systems Corporation, of our report dated March 6, 2015, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2014.

        Our report dated March 9, 2015 contains an explanatory paragraph that states that Wave Systems Corp. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Hartford, Connecticut
March 9, 2015

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EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm